Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275088) and Form S-8 (No. 333-252100 and No. 333-257895) of our report dated April 15, 2025 relating to the consolidated financial statements of Milestone Scientific, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Morristown, New Jersey

April 15, 2025